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                                                                  EXHIBIT 10.5.7

              AMENDMENT TO FACILITIES MANAGEMENT SERVICES AGREEMENT


         THIS AMENDMENT TO FACILITIES MANAGEMENT SERVICES AGREEMENT (this "Amendment") is effective as of December 18, 2000, between COLUMBUS BANK AND TRUST COMPANY ("CB&T"), and COMPUCREDIT CORPORATION ("CompuCredit").

                              W I T N E S S E T H :

         WHEREAS, CB&T and CompuCredit are parties to that certain Facilities Management Services Agreement dated as of August 1, 1998 (which, as heretofore amended, is referred to in this Amendment as the "Agreement");

         WHEREAS, the parties hereto desire to amend the Agreement to extend the initial term of the Agreement, to provide for a minimum service fees, and to make certain other changes, all as hereinafter set forth;

         NOW, THEREFORE, for and in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged by the parties hereto, the parties hereto covenant and agree as follows:

         1.       AMENDMENTS TO THE AGREEMENT.

                  (a) Exhibit A to the Agreement, entitled "ASPIRE Card Servicing Pricing", is deleted in its entirety and replaced by the language set forth in "Exhibit A" to this Amendment, entitled "ASPIRE Card Servicing Pricing (Revised December 18, 2000)", which is attached hereto and by this reference and made a part hereof .

                  (b) Section 2.A of the Agreement is amended to read as follows:

                           "The Initial Term of this Agreement shall commence on August 1, 1998 and shall continue until December 31, 2004 (the "Initial Term")."

                  (c) Section 2.C(1) of the Agreement is amended to read as follows.

                      "(1) Notwithstanding any other provision hereof to the contrary, unless CompuCredit terminates this Agreement pursuant to
         Section 2.B or for breach pursuant to Section 2.C(3), Section 2.C(4) or Exhibit C, CompuCredit shall continue to pay the Minimum Fees, as that term is defined in Section 3.C, determined in accordance with Section 3.C, for each Servicing Year through the scheduled expiration date of the Initial Term or any Renewal Term, as applicable. Furthermore, if CompuCredit's termination of this Agreement is for breach pursuant to
         Section 2.C(3), 2.C(4) or Exhibit C, the Minimum Fees shall not apply for the Servicing Year that such termination becomes effective or for any subsequent Servicing Year. Following the date on which any termination by CompuCredit becomes effective, CB&T shall invoice CompuCredit for all


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         Minimum Fees to which CB&T shall be entitled under
         this Section 2.C(1) for the Servicing Year in which such termination occurs and any subsequent Servicing Years. CompuCredit agrees to pay all invoices from CB&T for Minimum Fees within thirty (30) days of receipt thereof."

                  (d) Section 2.C(6) of the Agreement is amended to read as follows:

                      "(6) If at any time TSYS Total Solutions, Inc. is providing Agent Assisted Calls Services (as that term is defined in Exhibit "A"), for less than _____ percent (__%) of the Accounts which are processed by Total System Services, Inc., then CB&T, in its sole discretion, shall have the right to, upon 270 days written notice, terminate this Agreement with respect to any or all of the Services hereunder which are provided by TSYS Total Solutions, Inc. Should CompuCredit not be able to find another provider of such terminated Services within such 270 day written notice period, then the parties may renegotiate the pricing for the continuation of such terminated Services."

                  (e) Effective as of January 1, 2001, a new Section 3.C is added to the Agreement, as follows:

                      "C. Minimum Fees. Notwithstanding any other provision hereof to the contrary, CompuCredit shall pay to CB&T minimum fees (the "Minimum Fees") consisting of annual TSYS Minimum Fees (as defined below) and monthly TSOL and Remittance Minimum Fees. "TSOL and Remittance Minimum Fees" shall be calculated, through the end of the then-current term, on a monthly basis as _______ percent (__%) of the average actual monthly fees paid by CompuCredit for the remittance processing Services currently provided by Synovus Technologies, Inc. and for the Services provided by TSYS Total Solutions, Inc. during the immediately preceding nine (9) months as those numbers appear on each monthly invoice submitted to CompuCredit . If, at the end of any month the actual Fees for such remittance processing Services and for the Services provided by TSYS Total Solutions, Inc. during such month are less than the TSOL and Remittance Minimum Fees for such month, then CB&T shall invoice CompuCredit for the difference. CompuCredit agrees to pay all invoices from CB&T for Minimum Fees within thirty (30) days of receipt thereof.

         By way of example, explanation and illustration, if on January 31, 2002, CompuCredit totally discontinued use of the Services provided by TSYS Total Solutions, Inc. and the remittance processing Services provided by Synovus Technologies, Inc., then the TSOL and Remittance Minimum Fees for February 2002 would be calculated using the average actual monthly fees for those services for the nine months starting with May 2001 and ending January 2002. The TSOL and Remittance Minimum Fees for March 2002 would be calculated using the average actual monthly fees for those services for the nine month period starting with June 2001 and ending with February 2002 with the February 2002 amount being zero (0). The TSOL and Remittance Minimum Fees for April 2002 would be calculated using the average actual monthly fees for those services for the nine month period starting with July 2001 and ending with March 2002 with the February 2002 and the March 2002 amount both being zero (0). These sequence

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of calculations would continue until November 2002 when the TSOL and
Remittance Minimum Fees would be calculated as zero (0) since the actual monthly fees for all nine months used in the calculation would be zero (0). Likewise, moving forward the TSOL and Remittance Minimum Fees for any future months would be zero (0) as well. Please note: the financial projections that CompuCredit provides to CB&T, pursuant to Section 1 (B) (3) of the Agreement, affect only the service level variances and whether bonuses/incentives or liquidated damages are available to the Parties. Such financial projections shall not affect the calculation of the TSOL and Remittance Minimum Fees.

     "TSYS Minimum Fees" shall be calculated on a Servicing Year basis as follows:

        Servicing Year 1  (1/1/2001 - 12/31/2001)   $_________
        Servicing Year 2  (1/1/2002 - 12/31/2002)   $_________
        Servicing Year 3  (1/1/2003 - 12/31/2003)   $_________
        Servicing Year 4  (1/1/2004 - 12/31/2004)   $_________


         If, at the end of any Servicing Year the actual Fees due to CB&T for such Servicing Year are less than the Minimum Fees for such Servicing Year, then CB&T shall invoice CompuCredit for the difference. CompuCredit agrees to pay all invoices from CB&T for Minimum Fees within thirty (30) days of receipt thereof. As used in this Section 3.C and in Section 2.C, "Servicing Year" shall mean the 12 month periods ending on December 31 of each year during the Initial Term and any Renewal Terms, commencing with the 12 month period ending on December 31, 2001 which is also referred to herein as "Servicing Year 1".

         This Section 3.C, and Section 2.C above, shall apply irrespective of any change in the CompuCredit Cards covered by this Agreement, or in the number of Accounts being serviced by CB&T under this Agreement, or in the nature of the Services furnished under this Agreement with respect to all or any of such CompuCredit Cards or Accounts." CompuCredit's liability for Minimum Fees is excluded from the limitation of liability in Section 6.K of this Agreement.

                  (f) Section 9.B of the Agreement is amended by adding the following language to the end of that Section:

                      "Notwithstanding the foregoing, or any other provision hereof to the contrary, CB&T shall have the right at any time to provide CompuCredit with a written undertaking by TSYS Total Solutions, Inc., pursuant to which TSYS Total Solutions, Inc. assumes all of CB&T's obligations under this Agreement in which event CB&T shall be deemed to be relieved and released of and from all of its obligations under this Agreement (except for CB&T's obligations under Section 4 of this Agreement), effective upon the later of (1) delivery to CompuCredit of such undertaking by TSYS Total Solutions, Inc., and
         (2) the termination of the Affinity Agreement."

                  (g) Effective as of November 11, 1998 and September 29, 2000, respectively, Section 9.W of the Agreement is amended to read as follows:

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                      "In the event of any inconsistency between any of the
         provisions of this Agreement and any of the provisions of Sections 6, 7 and 9 of the Amendment dated March 26, 1998 to the Affinity Agreement or of Sections 6, 7 and 9 of the Amendment dated November 11, 1998 to the Affinity Agreement and this Agreement or of Sections 6, 7 and 9 of the Amendment dated September 29, 2000 (as further amended on October 9, 2000) to the Affinity Agreement and this Agreement, the provisions of such Sections 6, 7 and 9 of said Amendments shall control to the extent of such inconsistency."

                  (h) Section 1.B of the Agreement shall be amended to include a new subsection 1.B(5) which shall read as follows:

                      "Wherever in this Agreement, any Exhibits hereto, or any other documents or papers referenced herein or incorporated herein by reference, all provisions for "penalties" shall mean only "liquidated damages." The parties acknowledge and agree that all such liquidated damages are provided and intended solely as damages and for no other reason. Furthermore, the actual damages for which the liquidated damages are applicable are difficult or impossible to accurately estimate; the parties hereto intend to provide for compensatory damages rather than a penalty; and the stipulated sums or calculations are a reasonable pre-estimate of the probable losses."

         2. EFFECT OF AMENDMENT. Except as set forth expressly hereinabove, all terms of the Agreement shall be and remain in full force and effect, and shall constitute the respective legal, valid, binding and enforceable obligations of the parties thereto. The amendments contained herein shall be deemed to have prospective application only, unless otherwise specifically stated herein

         3. COUNTERPARTS. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

         4. SECTION REFERENCES. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto evidenced hereby.

         5. GOVERNING LAW. This Amendment shall be governed by and construed and interpreted in accordance with, the laws of the State of Georgia.


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         IN WITNESS WHEREOF, each of the parties hereto has caused this
Amendment to be duly executed by its duly authorized officer as of the day and year first above written.

                          COLUMBUS BANK & TRUST COMPANY


                          By:
                              -------------------------------------------
                          Title:


                          COMPUCREDIT CORPORATION


                          By:
                              -------------------------------------------
                          Title:





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              ADDENDUM TO FACILITIES MANAGEMENT SERVICES AGREEMENT

         Whereas, Columbus Bank and Trust Company ("CB&T"), a Georgia state chartered bank, and CompuCredit Corporation ("CompuCredit"), a Georgia Corporation, are parties to a Facilities Management Services Agreement dated as of August 1, 1998 (as amended from time to time, the "Facilities Agreement").

         For good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that:

         To the extent that services which are the same as or similar to those which shall have been provided or made available by CB&T pursuant to or in connection with the Facilities Agreement, may instead be provided by CompuCredit itself or by third parties pursuant to arrangements with CompuCredit, CompuCredit agrees that it shall indemnify and hold CB&T harmless from and against any and all claims, damages (including special and punitive damages), liabilities and costs (including attorneys' fees), which CB&T may become obligated to pay as a result of any act, error or omission of CompuCredit or any such third party in connection with CompuCredit's or any such third party's performance or nonperformance of any such services; and from and against any and all loss, damages (including special and punitive damages) and expense which CB&T may sustain or incur by reason of or in connection with any claim, demand or cause of action at any time asserted against it which is based upon or attributed to an alleged violation of or noncompliance with any applicable state or federal laws and/or regulations pertaining to such services or to their performance or nonperformance.

         In the event of any inconsistency between any provisions of this Addendum and any other provisions of the Facilities Agreement, the provisions of this Addendum shall control.

         Termination of the Facilities Agreement shall not terminate any indemnity provided for herein.

         This _____ day of ______________________, 2000.

COLUMBUS BANK AND
TRUST COMPANY                               COMPUCREDIT CORPORATION

By:                                         By:
   -----------------------------               ------------------------------
Name:                                       Name:
     ---------------------------                 ----------------------------
Title:                                      Title:
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